Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Precipio, Inc. on Form S-8 file no’s 333-222819, 333-41714, 333-69334, 333-139999, 333-71866, 333-196712 and 333-221804, and Form S-3 file no’s 333-200313, 333-205793, 333-209111, 333-209112, 333-229525 and 333-237445 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2021 with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

March 29, 2021